LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                               SOUND ADVICE, INC.

                                       AND

                          FOOTHILL CAPITAL CORPORATION

                           DATED AS OF APRIL 11, 1996


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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.  DEFINITIONS AND CONSTRUCTION.............................................  1
    1.1      Definitions.....................................................  1
    1.2      Accounting Terms................................................ 11
    1.3      Code............................................................ 11
    1.4      Construction.................................................... 11
    1.5      Schedules and Exhibits.......................................... 11

2.  LOAN AND TERMS OF PAYMENT................................................ 12
    2.1      Revolving Advances.............................................. 12
    2.2      Letters of Credit and Letter of Credit Guarantees............... 12
    2.3      Intentionally Omitted........................................... 14
    2.4      Overadvances.................................................... 14
    2.5      Interest:  Rates, Payments, and Calculations.................... 14
    2.6      Crediting Payments; Application of Collections.................. 15
    2.7      Statements of Obligations....................................... 16
    2.8      Fees............................................................ 16
    2.9      Expenses........................................................ 17

3.  CONDITIONS; TERM OF AGREEMENT............................................ 17
    3.1      Conditions Precedent to Initial Advance, L/C, or L/C Guaranty... 17
    3.2      Conditions Precedent to All Advances, L/Cs, or L/C Guarantees... 18
    3.3      Term; Automatic Renewal......................................... 19
    3.4      Effect of Termination........................................... 19
    3.5      Early Termination by Borrower................................... 19
    3.6      Termination Upon Event of Default............................... 19

4.  CREATION OF SECURITY INTEREST............................................ 20
    4.1      Grant of Security Interest...................................... 20
    4.2      Negotiable Collateral........................................... 20
    4.3      Collection of Accounts, General Intangibles, Negotiable
              Collateral..................................................... 20
    4.4      Delivery of Additional Documentation Required................... 20
    4.5      Power of Attorney............................................... 21
    4.6      Right to Inspect................................................ 21

5.  REPRESENTATIONS AND WARRANTIES........................................... 21
    5.1      No Prior Encumbrances........................................... 21
    5.2      Subsidiaries.................................................... 22
    5.3      Eligible Inventory.............................................. 22
    5.4      Location of Inventory and Equipment............................. 22
    5.5      Inventory Records............................................... 22
    5.6      Location of Chief Executive Office; FEIN........................ 22

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    5.7      Due Organization and Qualification.............................. 22
    5.8      Due Authorization; No Conflict.................................. 22
    5.9      Litigation...................................................... 22
    5.10     No Material Adverse Change in Financial Condition............... 23
    5.11     Solvency........................................................ 23
    5.12     Employee Benefits............................................... 23
    5.13     Environmental Condition......................................... 24
    5.14     Reliance by Foothill; Cumulative................................ 24

6.  AFFIRMATIVE COVENANTS.................................................... 24
    6.1      Accounting System............................................... 24
    6.2      Collateral Reports.............................................. 24
    6.3      Subsidiaries.................................................... 25
    6.4      Financial Statements, Reports, Certificates..................... 25
    6.5      Tax Returns..................................................... 26
    6.6      Collateral Access Agreements.................................... 26
    6.7      Designation of Inventory........................................ 26
    6.8      Store Openings and Closings and Rent Reports.................... 26
    6.9      Title to Equipment.............................................. 26
    6.10     Maintenance of Equipment........................................ 27
    6.11     Taxes........................................................... 27
    6.12     Insurance....................................................... 27
    6.13     Financial Covenants............................................. 28
    6.14     No Setoffs or Counterclaims..................................... 28
    6.15     Location of Inventory and Equipment............................. 28
    6.16     Compliance with Laws............................................ 28
    6.17     Employee Benefits............................................... 29

7.  NEGATIVE COVENANTS....................................................... 29
    7.1      Indebtedness.................................................... 29
    7.2      Liens........................................................... 30
    7.3      Restrictions on Fundamental Changes............................. 30
    7.4      Extraordinary Transactions and Disposal of Assets............... 30
    7.5      Change Name..................................................... 30
    7.6      Guarantee....................................................... 30
    7.7      Restructure..................................................... 31
    7.8      Prepayments..................................................... 31
    7.9      Change of Control............................................... 31
    7.10     Capital Expenditures............................................ 31
    7.11     Consignments.................................................... 31
    7.12     Distributions................................................... 31
    7.13     Accounting Methods.............................................. 31
    7.14     Investments..................................................... 31
    7.15     Transactions with Affiliates.................................... 32
    7.16     Suspension...................................................... 32
    7.17     [Intentionally Omitted]......................................... 32

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    7.18     Use of Proceeds................................................. 32
    7.19     Change in Location of Chief Executive Office;
             Inventory and Equipment with Bailees............................ 32

8.  EVENTS OF DEFAULT........................................................ 32

9.  FOOTHILL'S RIGHTS AND REMEDIES........................................... 34
    9.1      Rights and Remedies............................................. 34
    9.2      Remedies Cumulative............................................. 36

10. TAXES AND EXPENSES REGARDING THE COLLATERAL.............................. 36

11. WAIVERS; INDEMNIFICATION................................................. 37
    11.1     Demand; Protest; etc............................................ 37
    11.2     Foothill's Liability for Collateral............................. 37
    11.3     Indemnification................................................. 37

12. NOTICES.................................................................. 37

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............................... 38

14. DESTRUCTION OF BORROWER'S DOCUMENTS...................................... 39

15. GENERAL PROVISIONS....................................................... 39
    15.1     Effectiveness................................................... 39
    15.2     Successors and Assigns.......................................... 39
    15.3     Confidentiality................................................. 39
    15.4     Section Headings................................................ 40
    15.5     Interpretation.................................................. 40
    15.6     Severability of Provisions...................................... 40
    15.7     Amendments in Writing........................................... 40
    15.8     Counterparts; Telefacsimile Execution........................... 40
    15.9     Revival and Reinstatement of Obligations........................ 40
    15.10    Integration..................................................... 40

SCHEDULES

Schedule E-1      Location of Inventory and Equipment
Schedule P-1      Permitted Liens

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                           LOAN AND SECURITY AGREEMENT

         This LOAN AND SECURITY AGREEMENT, is entered into as of April 11, 1996, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and SOUND ADVICE, INC., a Florida corporation ("Borrower"), with its chief executive office located at 1901 Tigertail Boulevard, Dania, Florida 33004.

         The parties agree as follows:

         1.       DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

                  "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

                  "ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                  "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                  "AGREEMENT" means this Loan and Security Agreement and any extensions, riders supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

                  "AUTHORIZED OFFICER" means any officer of Borrower.

                  "AVERAGE UNUSED PORTION OF MAXIMUM AMOUNT" means (a) the Maximum Amount; LESS (b) the sum of: (i) the average Daily Balance of advances made by Foothill under SECTION 2.1 that were outstanding during the immediately preceding month; PLUS (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under SECTION 2.2 that were outstanding during the immediately preceding month.

                  "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C. /section/ 101 ET SEQ.), as amended, and any successor statute.

                  "BORROWER" has the meaning set forth in the preamble to this Agreement.

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                  "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                  "BORROWER'S COST" means Borrower's cost of Inventory, as determined by Borrower based upon Borrower's perpetual inventory records as tested and accepted by Foothill.

                  "BORROWING BASE" has the meaning set forth in SECTION 2.1.

                  "BUSINESS DAY" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                  "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than one or more of the Permitted Shareholders becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than twenty five percent (25%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

                  "CLOSING DATE" means the date of the initial advance or the date of the initial issuance of an L/C or an L/C Guaranty, whichever occurs first.

                  "CODE" means the California Uniform Commercial Code.

                  "COLLATERAL" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                  "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, mortgagee waiver, bailee letter, or a similar acknowledgement agreement from any warehouseman, processor, lessor, or other Person in possession of, or having a lien on or other interest in, any property or assets of Borrower, in each case, in form and substance satisfactory to Foothill.

                  "COMPUTER INVENTORY" means those items of Inventory that consist of computer hardware, software or other items of computer related Inventory.

                  "CONSOLIDATED CURRENT ASSETS" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its subsidiaries calculated on a

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consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                  "CONSOLIDATED CURRENT LIABILITIES" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                  "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

                  "EARLY TERMINATION PREMIUM" has the meaning set forth in
SECTION 3.5.

                  "ELIGIBLE IN-TRANSIT INVENTORY" means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not located at a location set forth on SCHEDULE E-1 but: (a) currently are in-transit from a location not set forth on SCHEDULE E-1 to a location set forth on SCHEDULE E-1, (b) title to such Inventory has passed to Borrower, and (c) are insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Foothill in its discretion; in each case, with documentation therefor in form and substance satisfactory to Foothill in its discretion, and that do not constitute Eligible Landed Inventory.

                  "ELIGIBLE LANDED INVENTORY" means Inventory, excluding Computer Inventory, and net of Inventory Reserves, consisting of first quality finished goods held for sale in the ordinary course of Borrower's business that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower in the Loan Documents, that are and at all times continue to be acceptable to Foothill in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. An item of Inventory shall not be included in Eligible Landed Inventory if:

                  (a) it is purchased from Hitachi Home Electronics (America), Inc. unless Hitachi has entered into an intercreditor agreement with Foothill in form and substance reasonably satisfactory to Foothill; or

                  (b) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto; or

                  (c) it is not located at one of the locations set forth on SCHEDULE E-1 attached hereto; or

                  (d) it is not located on property owned or leased by Borrower or in a contract warehouse, in each case, subject to a Collateral Access Agreement executed by the mortgagee, lessor, warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

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                  (e) it is not subject to a valid and perfected first priority security interest in favor of Foothill; PROVIDED, HOWEVER, that this limitation shall not apply to the Monogram Goods; or

                  (f) it is work-in-process, a component that is not part of finished goods, or constitutes spare parts (other than accessories held for sale), packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a security interest or lien in favor of any third Person except for Permitted Liens, bill and hold goods, "seconds" (other than manufacturer refurbished products), or Inventory acquired on consignment.

                  "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                  "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC
Section 414(m)(4).

                  "ERISA EVENT" means any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

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                  "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

                  "EXCLUDED ASSETS" means (i) Borrower's computer and communications equipment that is as of the date hereof subject to a lien in favor General Electric Capital Corporation, (ii) Borrower's furniture, furnishings, fixtures, machinery, materials and equipment that is as of the date hereof located at 4113 North Federal Highway, Ft. Lauderdale, Florida 33021 and is subject to a lien in favor BankAtlantic, and (iii) the L/C Collateral Assignment until Borrower's obligations to Old Lender have been satisfied in full.

                  "FEIN" means Federal Employer Identification Number.

                  "FOOTHILL" has the meaning set forth in the preamble to this Agreement.

                  "FOOTHILL EXPENSES" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                  "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                  "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

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                  "HAZARDOUS MATERIALS" means all or any of the following: (a)
substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

                  "INDEBTEDNESS" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                  "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                  "IN-TRANSIT INVENTORY RESERVES" means (a) reserves (determined from time to time by Foothill in its reasonable discretion) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible In-Transit Inventory by Borrower, plus (b) reserves (determined from time to time by Foothill in its reasonable discretion) for the estimated reclamation claims of unpaid sellers of Eligible In-Transit Inventory sold to Borrower except for reclamation claims of Permitted Secured Vendors.

                  "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, returned or repossessed goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                  "INVENTORY LETTERS OF CREDIT" means documentary Letters of Credit issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on SCHEDULE E-1, that satisfy the following conditions:
(a) all draws thereunder must require presentation of

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customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airway bill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance satisfactory to Foothill and reflecting the passage to Borrower of title to first quality Inventory conforming to Borrower's contract with the seller thereof, and (b) such Letter of Credit shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Landed Inventory.

                  "INVENTORY RESERVES" means reserves (determined from time to time by Foothill in its reasonable discretion) for Inventory to be returned to a vendor, rebates, discounts, shrinkage, obsolete or slow moving Inventory, defective goods, customer deposits, and Inventory located at Borrower's Miami Service Inside Repair. The amount of Inventory Reserves initially shall be equal to ten percent (10%) of the gross amount of Borrower's Inventory excluding Computer Inventory; PROVIDED, HOWEVER, that the amount of such reserves may be adjusted by Foothill in its reasonable discretion from time to time.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                  "L/C" has the meaning set forth in SECTION 2.2(A).

                  "L/C COLLATERAL ASSIGNMENT" has the meaning set forth in the definition of the term "Pay-Off Letter."

                  "L/C GUARANTY" has the meaning set forth in SECTION 2.2(A).

                  "LETTER OF CREDIT" means an L/C or an L/C Guaranty, as the context requires.

                  "LOAN DOCUMENTS" means this Agreement, the Lock Box Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                  "LOCK BOX" has the same meaning as "Blocked Account" as defined in the Lock Box Agreement.

                  "LOCK BOX AGREEMENT" means that certain Blocked Depository Account Agreement, in form and substance satisfactory to Foothill, which is among Borrower, Foothill, and the Lock Box Bank.

                  "LOCK BOX BANK" means NationsBank, N.A. (South) or such other bank acceptable to Borrower and Foothill.

                  "MAXIMUM AMOUNT" has the meaning set forth in SECTION 2.1.

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                  "MITSUBISHI" has the meaning set forth in the definition of the term "Permitted Secured Vendors."

                  "MONOGRAM" means Monogram Credit Card Bank of Georgia, a Georgia banking corporation, and its successors and assigns.

                  "MONOGRAM AGREEMENT" means that certain Credit Card Program Agreement, dated as of August 12, 1992, between Monogram and Borrower as amended from time to time.

                  "MONOGRAM GOODS" means Inventory that is returned to Borrower by customers of Borrower that purchased such Inventory from Borrower with credit card financing provided under the Monogram Agreement.

                  "MONOGRAM RESERVE" means, as of any date of determination, the amount, if any, by which Borrower's payables to Monogram exceed Borrower's receivables from Monogram.

                  "MULTIEMPLOYER PLAN" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                  "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                  "OBLIGATIONS" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including Early Termination Premiums), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                  "OLD LENDER" means NationsBank, N.A. (South).

                  "OVERADVANCE" has the meaning set forth in SECTION 2.4.

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                  "PAY-OFF LETTER" means a letter, in form and substance
reasonably satisfactory to Foothill, from Old Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of Old Lender in and to the properties or assets of Borrower other than that certain collateral assignment of Borrower's deposit account with the Old Lender securing the Borrower's obligation after the Closing Date with respect to the outstanding letters of credit issued by the Old Lender (the "L/C Collateral Assignment").

                  "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                  "PERMITTED LIENS" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes or assessments that are not yet delinquent; (c) liens and security interests set forth on SCHEDULE P-1 attached hereto; (d) security interests held by Permitted Secured Vendors provided that such security interests are junior and subordinate to the security interests held by Foothill; (e) security interests held by Monogram pursuant to the Monogram Agreement; (f) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under SECTION 7.10, and so long as the security interest or lien only secures the purchase price of the asset and that certain capitalized lease of the Borrower for its existing Ft. Meyers, Florida location;
(g) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (h) obligations and duties as lessee under any operating lease; (i) mechanics', carriers, materialmen's, warehousemen's or similar liens; (j) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions, or other social security benefits; (k) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money) or leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of like general nature in the ordinary course of business; (l) liens or rights of set-off or credit balances of Borrower with credit card issuers to secure the obligations of Borrower to such credit card issuers as a result of fees and chargebacks; (m) the L/C Collateral Assignment; and (n) landlord's liens of landlords that have executed Collateral Access Agreements or in respect of which Foothill has a right to establish a reserve pursuant to Section 6.8.

                  "PERMITTED SECURED VENDORS" means Alpine Electronics of America, Inc., Kenwood USA Corporation, Mitsubishi Electronics America, Inc. ("Mitsubishi"), Yamaha Electronics Corp., Sony Electronics Inc. ("Sony") and any other Person that sells Inventory to Borrower, obtains a purchase money security interest in such Inventory and enters into an intercreditor agreement with Foothill in form and substance satisfactory to Foothill in its reasonable discretion; it being understood and agreed that an intercreditor agreement in the same as substantially same form as executed by Mitsubishi or Sony is in form and substance satisfactory to Foothill.

                  "PERMITTED SHAREHOLDERS" means FMR Corp., Peter Beshouri, Michael Blumberg, U.S. Bancorp, Dimensional Fund Advisors Inc., Joseph Piccirilli and Gregory Sturgis.

                  "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                  "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                  "PROHIBITED TRANSACTION" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

                  "QUALIFIED LENDER" means a bank, savings and loan, finance company, insurance company or any other Person that is engaged in the business of making loans or buying loan portfolios and in each case has assets in excess of Fifty Million Dollars ($50,000,000).

                  "QUALIFIED PLAN" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                  "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, N.A., or any successor to the foregoing institution, as its "base rate", "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                  "RENEWAL DATE" has the meaning set forth in SECTION 3.3.

                  "REPORTABLE EVENT" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

                  "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                  "SONY" has the meaning set forth in the definition of the term "Permitted Secured Vendors."

                  "TANGIBLE NET WORTH" means, as of the date any determination thereof is to be made, the difference of: (a) Borrower's total stockholder's equity; MINUS (b) the sum of: (i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

                  "UNFUNDED BENEFIT LIABILITY" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to
Section 412 of the IRC for the applicable plan year.

                  "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

                  "WORKING CAPITAL" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

                  1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

                  1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

                  1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

                  1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

                  2.   LOAN AND TERMS OF PAYMENT.

                  2.1  REVOLVING ADVANCES.

                       (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the lesser of: (i) the Maximum Amount less the aggregate amount of all undrawn or unreimbursed Letters of Credit; or
(ii) the Borrowing Base LESS (A) the aggregate amount of all undrawn or unreimbursed Letters of Credit (other than Inventory Letters of Credit), LESS
(B) fifty percent (50%) of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit, LESS (C) the Monogram Reserve. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the sum of:

                           (x) THE LESSER OF: (i) sixty five percent (65%) of
                  Borrower's Cost of Eligible Landed Inventory; and (ii) fifty percent (50%) of the retail selling price of Eligible Landed Inventory; plus

                           (y) (i) fifty percent (50%) of Borrower's Cost of
                  Eligible In-Transit Inventory, MINUS (ii) the amount of the In-Transit Inventory Reserves.

                       (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Landed Inventory or Eligible In-Transit Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

                       (c) Foothill shall have no obligation to make advances hereunder to the extent they would cause the outstanding Obligations to exceed Twenty Five Million Dollars ($25,000,000) ("Maximum Amount").

                       (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to SECTION 2.5(D). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

                       2.2 LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

                       (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base LESS the amount of advances outstanding pursuant to SECTION 2.1, LESS (A) the aggregate amount of all undrawn or unreimbursed Letters of Credit (other than Inventory Letters of Credit), LESS (B) fifty percent (50%) of the aggregate amount of all undrawn or unreimbursed Inventory Letters of Credit; and (ii) Three Million Dollars ($3,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than thirty (30) days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.3 (without regard to any potential renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that: (i) the face amount of all outstanding Letters of Credit plus (ii) the amount of advances outstanding pursuant to SECTION 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this SECTION 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums, security deposits or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to SECTION 2.1 and, thereafter, shall bear interest at the rates then applicable under SECTION 2.5.

                       (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission (except for Foothill's wilful misconduct or gross negligence as determined by a final judgment of a court of competent jurisdiction), in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                       (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                       (d) Any and all service charges, commissions, fees, and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to one and one-half percent (1.50%) per annum times the actual Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

                       (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this SECTION 2.2(E).

                  2.3 INTENTIONALLY OMITTED.

                  2.4 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTIONS 2.1 AND
2.2 is greater than either the dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

                  2.5 INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

                      (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the actual Daily Balance, at a per annum rate of one (1) percentage point above the Reference Rate.

                      (b) Default Rate. All Obligations, except for undrawn
L/Cs and L/C Guarantees, shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to four
(4) percentage points above the Reference Rate. From and after the occurrence and during the continuance of an Event of Default, the fee provided in SECTION 2.2(D) shall be increased to a fee equal to four and one-half percent (4.5%) per annum times the actual Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

                       (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7%) per annum. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                       (d) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all other payments due under any note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                       (e) Computation. The Reference Rate as of this date is eight and one-quarter percent (8.25%) per annum. In the event the Reference
Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. The rates of interest charged hereunder shall be based upon the actual Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                       (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein, to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                  2.6 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Bank pursuant to the Lock Box Agreement or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one
(1) Business Day of `clearance' at the applicable rates set forth in SECTIONS 2.5(A) and 2.5(B) (applicable to advances under SECTION 2.1) on all collections, checks, wire transfers, or other items of payment that are received by Foothill

(regardless of whether forwarded by the Lock Box Bank to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board one (1) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreement) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreement) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day. At any time that no Obligations are owed to Foothill, funds received in the Lock Box will be automatically paid over to Borrower by Foothill into the designated deposit account described in Section 2.1(d).

                  2.7 STATEMENTS OF OBLIGATIONS. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in
SECTION 12, written objection thereto describing the error or errors contained in any such statements.

                  2.8 FEES. Borrower shall pay to Foothill the following fees:

                      (a) Commitment/Closing Fee. A commitment/closing fee of One Hundred Fifty Six Thousand Two Hundred Fifty Dollars ($156,250). Thirty One Thousand Two Hundred Fifty Dollars ($31,250) of such fee was earned by Foothill and paid by Borrower in connection with Foothill's Commitment Letter dated March 29, 1996. The One Hundred Twenty Five Thousand Dollars ($125,000) balance of such fee is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill on the Closing Date;

                      (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to three eights of one percent (.375%) per annum times the Average Unused Portion of the Maximum Amount;

                      (c) Annual Facility Fee. On each anniversary of the Closing Date, a fee in an amount equal to one half percent (.50%) of the Maximum Amount, such fee to be fully earned on each such anniversary. Such fee shall be prorated (on the same basis that interest is calculated) on any anniversary of the Closing Date where the remaining term of this Agreement is less than one year and the term of this Agreement is not renewed;

                      (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Five Hundred Fifty Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents, plus the costs of any third party appraisals of Inventory. So long as no Event of Default occurs, such appraisals will not be conducted more frequently than semi-annually and such financial analysis and examinations will not be conducted more frequently than quarterly.

                      (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Four Thousand Dollars ($4,000) per month. Such fee shall be payable in arrears and shall prorated (on the same basis that interest is calculated) for the month of April 1996.

                  2.9 EXPENSES. Foothill acknowledges that prior to the date of this Agreement Borrower paid to Foothill Sixty Thousand Dollars ($60,000) as a deposit against Foothill Expenses.

               3. CONDITIONS; TERM OF AGREEMENT.

                  3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTY. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                      (a) the Closing Date shall occur on or before April 26, 1996;

                      (b) Old Lender shall have executed and delivered the Pay-Off Letter;

                      (c) Foothill shall have received searches reflecting the filing of its financing statements;

                      (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                          i)      the Lock Box Agreement;

                          ii)     an intercreditor agreement with Monogram; and

                          iii) intercreditor agreements with the Permitted secured Vendors.

                      (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                      (f) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                      (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                      (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                      (i) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                      (j) Foothill shall have received a Collateral Access Agreement from the lessor of Borrower's Deefield Beach Warehouse;

                      (k) Borrower shall have not less than Two Million Dollars ($2,000,000) of unused borrowing availability under this Agreement after payment of monies required to be paid on the Closing Date and after subtracting the amount of any past due trade payables of Borrower and the amount of any delinquencies on material obligations;

                      (l) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion; and

                      (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

                  3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, OR L/C GUARANTEES. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                      (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                      (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

                      (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority.

                  3.3 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on July 31, 1998 (the "Renewal Date") and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

                  3.4 EFFECT OF TERMINATION. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of SECTION 3.3, but fails to pay all Obligations on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one (1) year.

                  3.5 EARLY TERMINATION BY BORROWER. The provisions of SECTION
3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon at least ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying on the date of termination to Foothill, in cash, the Obligations (including an amount equal to the full amount of any L/Cs or L/C Guarantees that have not been released or returned), together with a premium (the "Early Termination Premium") equal to the sum of: (a) one eighth percent (.125%) multiplied by the Maximum Amount multiplied by the number of months remaining in the term of this Agreement, plus (b) Twenty Five Thousand Dollars ($25,000).

                  3.6 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early

Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.6 shall be deemed included in the Obligations.

         4.       CREATION OF SECURITY INTEREST.

                  4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral (except for the Excluded Assets, to the extent Borrower is prohibited from granting Foothill a security interest therein) in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, except for: (i) sales of Inventory to buyers in the ordinary course of business, and (ii) sales or other dispositions in the ordinary course of business of items that are worn out, obsolete or no longer useful in the business.

                  4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

                  4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. Foothill, Borrower, and the Lock Box Bank shall enter into the Lock Box Agreement, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds (other than proceeds of business interruption insurance so long as no Event of Default has occurred), proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. At any time with prior notice to Borrower, Foothill or Foothill's designee may notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein. At any time after the occurrence of Event of Default Foothill or Foothill's designee may collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

                  4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

                  4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code) with prior notice to Borrower, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

                  4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. So long as no Event of Default occurs, such inspections shall be conducted during normal business hours.

         5.       REPRESENTATIONS AND WARRANTIES.

                  Borrower represents and warrants to Foothill as follows:

                  5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

                  5.2 SUBSIDIARIES. Borrower has only the following subsidiaries: Sound Advice Electronics of Maryland, Inc., Sound Advice of Virginia, Inc., SAI Realty Investments, Inc., and SAI Distributors, Inc. Such subsidiaries do not own any assets, are currently inactive and are currently not engaged in business.

                  5.3 ELIGIBLE INVENTORY. All Eligible Landed Inventory and all Eligible In-Transit Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

                  5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on SCHEDULE E-1 or otherwise permitted by SECTION 6.15. Foothill consents to the two warehouse locations identified in Section E of Schedule E-1 so long as such locations do not contain more than an aggregate of One Hundred Fifty Thousand Dollars ($150,000) of Inventory at Borrower's Cost until the Borrower obtains and delivers to Foothill a Collateral Access Agreement for each such location.

                  5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

                  5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. As of the date hereof and as of the Closing Date, the chief executive office of Borrower is located at the address indicated in the preamble to this Agreement. Borrower's FEIN is 59-1520531.

                  5.7 DUE ORGANIZATION AND QUALIFICATION. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

                  5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound, except for: (i) Borrower's loan agreements with the Old Lender which will be paid off on the Closing Date, or (ii) agreements the breach of which, individually or in the aggregate, do not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

                  5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters covered by insurance; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

                  5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. As of the date hereof and as of the Closing Date, there has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

                  5.11 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

                  5.12 EMPLOYEE BENEFITS. The representations and warranties made by Borrower in this Section 5.12 shall be deemed to be made as of the date hereof and as of the Closing Date. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or
(y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

                  5.13 ENVIRONMENTAL CONDITION. As of the date hereof and as of the Closing Date, to the best of Borrower's knowledge none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. As of the date hereof and as of the Closing Date, to the best of Borrower's knowledge none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. As of the date hereof and as of the Closing Date, no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower. As of the date hereof and as of the Closing Date, Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

                  5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other written warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

         6.       AFFIRMATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

                  6.1 ACCOUNTING SYSTEM. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

                  6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the twentieth (20th) day of each month during the term of this Agreement, an aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, and reports reflecting customer purchase orders and deposits. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

                  6.3 SUBSIDIARIES. As a condition to Borrower engaging in business through any subsidiary, Borrower will give Foothill prior written notice and cause such subsidiary to become a co-borrower and/or guarantor of the Obligations on terms and conditions acceptable to Foothill in its reasonable discretion.

                  6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years (except for the last month of each fiscal year), a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; PROVIDED, HOWEVER, that Borrower shall have forty five (45) days to deliver such financial statements to Foothill with respect to the last month of each of the first three fiscal quarters of each fiscal year; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement. Borrower also shall deliver to Foothill such accountants' letter to management together with Borrower's reply promptly after being completed. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and such related entities on a consolidated basis.

                  Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

                  Each month, together with the financial statements provided pursuant to SECTION 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance in all material respects with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                  Subject to the next sentence of this paragraph, Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions. In all cases, Foothill shall request that Borrower obtain and provide such information to Foothill and give Borrower a reasonable opportunity to so provide same and only if the requested information is not so provided shall Foothill request such information directly from such auditors, accountants, or other third parties.

                  6.5 TAX RETURNS. Borrower agrees to deliver to Foothill upon request copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

                  6.6 COLLATERAL ACCESS AGREEMENTS. Borrower shall use its best efforts (which shall not include the payment by Borrower of any material sums) to obtain and deliver to Foothill Collateral Access Agreements for all of Borrower's locations set forth on Schedule E-1 (as amended in the manner permitted hereunder). The failure to obtain any such Collateral Access Agreement after using best efforts shall not constitute an Event of Default hereunder. As of this date, for purposes of item (d) of the definition of "Eligible Landed Inventory", Foothill has Collateral Access Agreements for all of Borrower's locations other than the Kendall, West Palm Beach and Storage Locations set forth on SCHEDULE E-1.

                  6.7 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than weekly, execute and deliver to Foothill a designation of Inventory specifying Borrower's Cost, and an aging of Borrower's Inventory and further specifying such other information as Foothill may reasonably request. Borrower shall now and from time to time hereafter, but not less frequently than monthly unless otherwise requested by Foothill in its reasonable discretion, execute and deliver to Foothill a designation of Inventory specifying the retail selling price of Borrower's Inventory.

                  6.8 STORE OPENINGS AND CLOSINGS AND RENT REPORTS. Borrower shall give Foothill reasonable prior notice of new store openings and closing of its stores. Except where Borrower is disputing its rent obligation in good faith, Borrower shall make timely payment of all rents on real property leases where Borrower is the lessee within applicable grace periods, and shall provide Foothill with a monthly report specifying the status of such payments. In the event that Borrower becomes delinquent in its rent payments, then Foothill can establish reserves against the Borrowing Base for the amount of any actual or potential landlord liens arising from such delinquency that would have priority over Foothill's security interests.

                  6.9 TITLE TO EQUIPMENT. Upon the occurrence of an Event of Default or if Foothill deems itself insecure, upon Foothill's request, Borrower immediately shall deliver to

Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

                  6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear and casualty losses and damages excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

                  6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period, except for any such assessments or taxes that do not exceed Fifty Thousand Dollars ($50,000) in the aggregate or that Borrower is contesting in good faith and that have been reserved against in accordance with GAAP. Except as permitted by the preceding sentence, Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Except as permitted by the first sentence of this Section, Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

                  6.12 INSURANCE.

                       (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                       (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations; PROVIDED, however, that so long as no Event of Default has occurred, Borrower shall be entitled to the use of the proceeds of Borrower's business interruption insurance.

                       6.13 FINANCIAL COVENANTS.

                            (a) Borrower shall maintain:

                                i) Current Ratio. A ratio of Consolidated
Current Assets divided by Consolidated Current Liabilities of at least 1.05-1.0, measured on the last day of each fiscal quarter;

                                ii) Total Liabilities to Tangible Net Worth
Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth of not more than 2.75-1.0, measured on the last day of each fiscal quarter;

                                iii) Tangible Net Worth. Tangible Net Worth of
at least Fourteen Million Dollars ($14,000,000), measured on the last day of each fiscal quarter; and

                                iv) Working Capital. Working Capital of not less
than Three Million Five Hundred Thousand Dollars ($3,500,000), measured on the last day of each fiscal quarter.

                            (b) Borrower's cumulative aggregate net losses from
and after April 1, 1996 shall not at any time exceed Four Million Dollars ($4,000,000).

                  6.14 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

                  6.15 LOCATION OF INVENTORY AND EQUIPMENT. Borrower shall keep the Inventory and Equipment only at the locations identified on SCHEDULE E-1; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE E-1 so long as such amendment occurs by written notice to Foothill not less than ten (10) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

                  6.16 COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

                  6.17     EMPLOYEE BENEFITS.

                           (a) Borrower shall deliver to Foothill a written
statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

                           (b) Borrower shall also promptly furnish to Foothill
copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to
Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or
(z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA;
(vi) the adoption of any new Plan that is subject to Title IV of ERISA or
Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

         7.       NEGATIVE COVENANTS.

                  Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

                  7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                      (a) Indebtedness evidenced by this Agreement;

                      (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                      (c) Indebtedness secured by Permitted Liens;

                      (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a material shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness; and

                      (e) Up to One Million Five Hundred Thousand Dollars ($1,500,000) of additional unsecured Indebtedness, so long as such Indebtedness does not result in a violation of SECTION 6.13.

                  7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under
SECTION 7.1(D) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

                  7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

                  7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets, except for: (i) sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, (ii) sales or other dispositions in the ordinary course of business of items that are worn out, obsolete or no longer useful in the business, and (iii) relocation of assets among the locations set forth on SCHEDULE E-1 (as amended in the manner permitted hereunder) in the ordinary course of Borrower's business.

                  7.5 CHANGE NAME. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

                  7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill and except that Borrower may guarantee up to Fifty Thousand Dollars ($50,000) in the aggregate of loans to Borrower's employees.

                  7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

                  7.8 PREPAYMENTS. Prepay any Indebtedness owing to any third Person in an amount in excess of One Hundred Thousand Dollars ($100,000), except: (i) in connection with a refinancing permitted by SECTION 7.1(D), (ii) Borrower may sell its real estate located at 4113 Federal Highway, Ft. Lauderdale, Florida 33021 and use the proceeds of the sale to pay off the mortgage on such real estate, and (iii) Borrower may prepay Equipment loans that are secured by such Equipment.

                  7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

                  7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, in excess of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of Three Million Five Hundred Thousand Dollars ($3,500,000).

                  7.11 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

                  7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or property, other than shares of stock of Borrower) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

                  7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

                  7.14 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person except for employee advances and loans made in the ordinary course of business which in the aggregate do not exceed Seven Hundred Fifty Thousand Dollars ($750,000) outstanding at any one time.

                  7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

                  7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

                  7.17 [INTENTIONALLY OMITTED].

                  7.18 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to the Old Lender; (b) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

                  7.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

         8.       EVENTS OF DEFAULT.

                  Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

                  8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

                  8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill; PROVIDED, HOWEVER, that Borrower's failure or neglect to comply with SECTION 6.2, SECTIONS 6.4 THROUGH 6.7, SECTION 6.11, and SECTION 6.17 shall not constitute an Event of Default hereunder unless such failure or neglect continues for five (5) days or more;

                  8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

                  8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

                  8.5 If an Insolvency Proceeding is commenced by Borrower;

                  8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

                  8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

                  8.8 If (a)(i) a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or (ii) if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof, and (b) the aggregate amount of such liens exceeds Fifty Thousand Dollars ($50,000) at any time, and PROVIDED THAT Foothill can establish reserves against Borrower's borrowing availability hereunder for the amount of all such liens;

                  8.9 If a judgment or other claim individually or in the aggregate exceeding Fifty Thousand Dollars ($50,000) becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

                  8.10 If there is a material default (after applicable grace or cure periods) in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder, or if there is a default in any such material agreement and the third Person(s) accelerates the maturity of Borrower's obligations thereunder;

                  8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

                  8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty or representation made hereunder or in any statement or report delivered pursuant hereto to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

                  8.13 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) there shall be any Unfunded Benefit Liability under any of the Plans of Borrower or its ERISA Affiliates.

         9.       FOOTHILL'S RIGHTS AND REMEDIES.

                  9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                      (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                      (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                      (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

                      (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                      (e) Without notice to or demand upon Borrower, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                      (f) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                      (g) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of all of the Obligations;

                      (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                      (i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                      (j) Foothill shall give notice of the disposition of the Collateral as follows:

                          (1) Foothill shall give Borrower and each holder of a
security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                          (2) The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in SECTION 12, at least ten
(10) days before the date fixed for the sale, or at least ten (10) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                          (3) If the sale is to be a public sale, Foothill also
shall give notice of the time and place by publishing a notice one time at least ten (10) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                      (k) Foothill may credit bid and purchase at any public sale; and

                      (l) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

                  9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

         10.      TAXES AND EXPENSES REGARDING THE COLLATERAL.

                  If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

         11.      WAIVERS; INDEMNIFICATION.

                  11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

                  11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

                  11.3 INDEMNIFICATION. Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; PROVIDED, HOWEVER, that Borrower shall not be liable to Foothill for consequential damages and shall not be obligated to indemnify Foothill in respect of any matter that a court of competent jurisdiction determines by a final judgment resulted primarily from Foothill's wilful misconduct or gross negligence. This provision shall survive the termination of this Agreement.

         12.      NOTICES.

                  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

         If to Borrower:   SOUND ADVICE, INC.
                           1901 Tigertail Boulevard
                           Dania, Florida 33004
                           Attn.: Kenneth L. Danielson, Chief Financial Officer
                           Telefacsimile No. (954) 926-4389

         With a copy to:   RUBIN BAUM LEVIN CONSTANT
                           FRIEDMAN & BILZIN
                           2500 First Union Financial Center
                           Miami Beach, FL  33131-2336
                           Attn.: Alan D. Axelrod, Esq.
                           Telefacsimile No. (305) 374-7593

         If to Foothill:   FOOTHILL CAPITAL CORPORATION
                           11111 Santa Monica Boulevard
                           Suite 1500
                           Los Angeles, California 90025-3333
                           Attn.: Business Finance Division Manager
                           Telefacsimile No. (310) 479-2690

         With a copy to:   BUCHALTER, NEMER, FIELDS & YOUNGER
                           601 South Figueroa Street, Suite 2400
                           Los Angeles, California 90017-5704
                           Attn.: Robert C. Colton, Esq.
                           Telefacsimile No. (213) 896-0400

                  The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                  THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO

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

VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.      DESTRUCTION OF BORROWER'S DOCUMENTS.

                  All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four
(4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

         15.      GENERAL PROVISIONS.

                  15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

                  15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder to a Qualified Lender and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder to a Qualified Lender. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business subject to such Qualified Lender agreeing in writing to maintain same confidential to the same extent set forth in SECTION 15.3. To the extent that Foothill assigns its rights and obligations hereunder to a Qualified Lender with assets in excess of One Hundred Million Dollars ($100,000,000), Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

                  15.3 CONFIDENTIALITY. Foothill agrees to maintain the confidentiality of any material non-public information that is disclosed by Borrower to Foothill.

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

                  15.4 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                  15.5 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

                  15.6 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

                  15.7 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

                  15.8 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

                  15.9 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or the transfer by Borrower to Foothill of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

                  15.10 INTEGRATION. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated

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

hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                                        FOOTHILL CAPITAL CORPORATION,
                                        a California corporation

                                        By /s/ PATRICIA MCLOUGHLIN
                                           -------------------------------------
                                        Title: VICE PRESIDENT

                                        SOUND ADVICE, INC.,
                                        a Florida corporation

                                        By /s/ KENNETH L. DANIELSON
                                           -------------------------------------
                                        Title:  CFO AND TREASURER

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